UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2010

ALPHATEC HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52024	20-2463898
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5818 El Camino Real

Carlsbad, CA 92008

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (760) 431-9286

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) On October 11, 2010 Peter C. Wulff, transitioned from the position of Chief Financial Officer, Vice President and Treasurer, of Alphatec Holdings, Inc. (the “Company”) and its subsidiary, Alphatec Spine, Inc., to the newly created position of Senior Vice President, Strategic Initiatives.

(c) On October 11, 2010 the Company appointed Michael O’Neill, FCMA, age 51, as its Chief Financial Officer, Vice President and Treasurer. In connection with this appointment, on October 11, 2010 the Company entered into an employment agreement with Mr. O’Neill (the “Agreement”).

The Agreement has the following principal terms: Mr. O’Neill will receive an initial annual base salary of $325,000 and he is eligible to receive an incentive bonus each fiscal year in an amount equal to 50% of his annual base salary for such year, with the payment of such bonus based on Mr. O’Neill’s achievement of performance objectives established by the Company’s Board of Directors each fiscal year. The Agreement also provides for certain severance arrangements for Mr. O’Neill. In the event that Mr. O’Neill’s employment is terminated (i) by the Company without cause or (ii) by Mr. O’Neill following certain events, the Company is required to pay Mr. O’Neill (1) all accrued but unpaid compensation; (2) severance payments based on his annual base salary for a period of 12 months; and (3) payment of, or reimbursement for, the continuation of his health insurance coverage pursuant to COBRA for a 12-month period following such termination date. In the event that Mr. O’Neill’s employment is terminated due to his death or disability, all equity granted to Mr. O’Neill pursuant to the Agreement shall become fully vested and the Company is required to pay Mr. O’Neill or Mr. O’Neill’s estate, as appropriate (1) all accrued but unpaid compensation; and (2) a pro rata portion of the target bonus that would have been earned in the year in which such death or disability occurred.

Pursuant to the Agreement, the Company will also grant Mr. O’Neill incentive stock options to purchase 200,000 shares of the Company’s common stock. The exercise price of the options will be the closing price of the Company’s common stock on the date of the grant. So long as Mr. O’Neill continues to be employed by the Company, 25% of such options will vest on the anniversary of the date of grant, and the remainder shall vest in 12 equal tranches beginning on the date that is three months after the anniversary of the grant date and every three months thereafter. In addition, upon a change of control of the Company that occurs during his employment, any unvested options shall become fully vested.

Pursuant to the Agreement, the Company will also grant Mr. O’Neill 100,000 shares of restricted common stock of the Company. The Company shall have a lapsing right to repurchase such common stock at a price per share equal to $0.0001. So long as Mr. O’Neill continues to be employed by the Company, the Company’s repurchase right shall lapse with regard to 25% of such shares on each anniversary of the date of grant. In addition, upon a change of control of the Company that occurs during his employment, any unvested shares of restricted common stock shall become fully vested.

Mr. O’Neill joins the Company from Mentor Corporation, a surgical aesthetics manufacturer, where he was Vice President and Chief Financial Officer from November 2007 to March 2009. Mentor Corporation was acquired by Johnson & Johnson in January 2009. Prior to joining Mentor Corporation, Mr. O’Neill had spent the previous twenty years with Johnson & Johnson, with his most-recent position being Vice President and Chief Financial Officer, Johnson & Johnson Worldwide Information Technology. From 2001 through 2007 Mr. O’Neill served as the Vice President, Finance and Chief Financial Officer for LifeScan, a division of Johnson & Johnson, a leading supplier of blood glucose monitoring systems. Mr. O’Neill began working for Johnson & Johnson in 1987 and moved through a series of progressively more responsible positions including International Controller, Operations Controller, Finance Director, and Group Finance Director. Mr. O’Neill received a B.A. in Economics and Statistics from the University of Exeter, Devon, United Kingdom and is a Fellow of the Chartered Institute of Management Accountants of Great Britain.

The description of the material terms of the Agreement above is qualified in its entirety by the full terms and conditions of the Agreement, a copy of which shall be filed with the Company’s Quarterly Report on Form 10-Q for the three-month period ended September 30, 2010.

Item 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d) The following exhibit is furnished with this report:

Exhibit Number	Description

99.1	Press Release dated October 11, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHATEC HOLDINGS, INC.
Dated: October 13, 2010

/S/ EBUN S. GARNER, ESQ.
Ebun S. Garner, Esq.
General Counsel and Senior Vice President

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated October 11, 2010